Exhibit 99.1 Press release dated October 4, 2017

PHI Group’s Subsidiary American Pacific Resources, Inc. Completes Acquisition of Majority Interest in 400-Acre Mining Claims

By GlobeNewswire, October 04, 2017, 08:30:00 AM EDT

Proprietary processing technologies to recover tremendous value from tailings and other non-economically viable feed stock

NEW YORK, Oct. 04, 2017 (GLOBE NEWSWIRE) — PHI Group, Inc., (www.phiglobal.com) (OTCQB:PHIL), a company focused on mergers and acquisitions and investments in natural resources, energy, agriculture, healthcare and special situations, announced today that its wholly-owned subsidiary American Pacific Resources, Inc. ("APR") (https://aprgold.com/) has closed the purchase of a 51% interest in twenty-one mining claims over an area of 400 acres in Granite Mining District, Grant County, Oregon, U.S.A.

According to the Purchase and Agreement, the Company paid a total of twenty-five million U.S. dollars, consisting of $20 million worth of PHI Group's Class A Series II Preferred Stock and $5 million in a combination of cash and demand promissory note, for the majority interest.

The PHI Group's Class A Series II Preferred Stock is priced at $5 per share ("Original Price per Share"), carrying a cumulative dividend rate of 8%, redeemable at 120% premium to the Original Price per Share, and convertible to Common Stock of APR at 50% discount to the then relevant market price when APR has become a fully-reporting public company or to Common Stock of PHI Group at 25% discount six months after issuance.

Tailings and other low bearing materials are plentiful and are found in most continents. What sets APR apart is the game changing proprietary HYMAX HD processing technology that can separate each metal down to ~3 microns. The HYMAX system uses a combination of gravity and electromagnetic relays to recover over 96% of all metals.

The estimated precious metals that can be recovered from our mining claims and other targeted properties include gold, silver, platinum, and palladium and could reach 6,770,000 ounces, which would be worth approximately one to three billion dollars at current prices. Our conservative estimates indicate that APR's revenues from our current holdings alone would be approximately $6 million in 2017, $53 million in 2018 and $107 million in 2019.

The Company intends to list APR as a separate publicly traded company on its own and allocate a portion of APR's stock to PHI Group's shareholders after reaching certain milestones in revenues and profitability. A former subsidiary of the Company, ATC Technology Corp. (now known as Cellular Biomedicine Group, Inc., http://www.cellbiomedgroup.com/) was an example of a successful PHI Group spinoff registration with the U.S. Securities and Exchange Commission in the past.

Henry Fahman, CEO of PHI Group, said, "We are delighted to have closed this transaction and plan to begin production very soon. At the same time, we will be able to generate revenues from sale of concentrated tailings in the next few months."

About PHI Group

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly-owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com).

About American Pacific Resources

American Pacific Resources, Inc. (https://aprgold.com/), a Wyoming corporation incorporated in April 2016, is a wholly-owned subsidiary of PHI Group, Inc. that serves as a holding company for the Company's natural resources businesses.

Safe Harbor

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995.

Press Contact:

Henry Fahman

+1-702-475-5430

henry@phiglobal.com

Source: PHI Group, Inc.